Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as *.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT, dated as of December 31, 2007 (this “Agreement”), is entered into by and between AnorMED Corporation (as successor in interest to AnorMED, Inc.), a company incorporated in Canada and its Affiliates (“AnorMED”) and Callisto Pharmaceuticals, Inc., a company organized under the laws of Delaware and its Affiliates (“Callisto”).

RECITALS

A.                                   Johnson Matthey Public Limited Company, an English corporation (“JM”), and SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”), entered into a Cooperative Research and Assignment Agreement, dated as of January 11 1990 (the “Cooperative Agreement”) for a joint research program regarding the synthesis of certain non-metal compounds.

B.                                     JM and AnorMED entered into an Asset Transfer Agreement, dated as of June 28, 1996, whereby JM assigned to AnorMED all of its right, title, and interest in the Cooperative Agreement, including valuable patent rights, technical data and information relating to the compound Atiprimod (a/k/a Azaspiranes).

C.                                     By letter dated November 4, 1996, SKB terminated the Cooperative Agreement and assigned to AnorMED all of its right, title, and interest in the Cooperative Agreement, including valuable patent rights, technical data and information relating to the compound Atiprimod (a/k/a Azaspiranes).

D.                                    Pursuant to a license agreement by and between AnorMED and Synergy Pharmaceuticals, Inc. (“Synergy”) dated as of August 28, 2002, as amended by Amendment No. 1 to License Agreement dated as of May 23, 2003 and Amendment No. 2 to License Agreement dated as of July 8, 2004 (the “Original License”), AnorMED licensed to Synergy certain patent rights related to Atiprimod (a/k/a Azaspiranes) and one patent application (the “Jointly owned patent application”).

E.                                      Synergy is now a wholly-owned subsidiary of Callisto.

F.                                      AnorMED is now a wholly-owned subsidiary of Genzyme Corporation.

G.                                     The Parties wish to amend and restate the terms of the Original License as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS

As used herein:

“Affiliate” shall mean any company or other business entity controlled by, controlling or under common control with a party, control being presumed if there is direct or indirect ownership of at least thirty-three and one-third percent (33 1/3%) (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest.

“Net Sales” shall mean the gross invoiced amount for Final Product sold or otherwise transferred by Callisto, its Affiliates or its sublicensees less customary deductions taken in accordance with U.S. generally accepted accounting principles, including:

(a)                                  any trade, cash or quantity discounts actually allowed;

(b)                                 credits or allowances actually granted upon claims, rejections, returns or retroactive price adjustments of Final Product and deductions for bad accounts; and

(c)                                  customs duties and taxes based on gross sales included in and separately stated on the invoice, as adjusted for rebates and refunds (but not including taxes assessed on income).

Any final Product sold or otherwise transferred in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price in the country of sale or transfer.  “Net Sales” shall exclude (i) the transfer of free samples of Final Product and, prior to marketing, clinical trial materials and (ii) sales or transfers of Final Product among Callisto, its Affiliates and its sublicensees unless the receiving party is the consumer or user of the Final Product; however, the resale or retransfer of such Final Product to a third party shall be included in “Net Sales.”

“Final Product” shall mean any pharmaceutical composition approved for sale as a drug in a country in the Territory by the appropriate agency or governmental body in dosage form that contains a Licensed Compound and that is packaged and labeled for sale to the ultimate customer for use in the Licensed Field.

“First Commercial Sale” shall mean the first arm’s length transaction, transfer or disposition for value to a Third Party of a Final Product by or on behalf of Callisto or its Affiliates or sublicensees in the Territory.

“Licensed Compound” shall mean Atiprimod (a/k/a Azaspiranes) and any analogs or derivatives described in the Patent Rights.

“Licensed Field” shall mean the diagnosis, treatment and prevention of disease in humans.

“Patent Rights” shall mean AnorMED’s interest in all the patents and patent applications set forth in Exhibit A attached hereto, together with all divisionals, extensions, reissues, substitutions, renewals, continuations and foreign counterparts thereof (including European Supplementary Protection Certificates) and patents issuing thereon.

“Royalty Term” shall mean the period commencing upon the First Commercial Sale and ending upon the later of (i) seven (7) years after First Commercial Sale or (ii) such time as there is no Valid Claim included in the Patent Rights in the Territory.

“Territory” shall mean all countries of the world.

“Valid Claim” shall mean either (a) claim of an issued and unexpired patent included in the Patent Rights that has not been held unenforceable, unpatentable or invalid in a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included in the Patent Rights that has not been cancelled, withdrawn, abandoned or rejected in a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; provided, that no more than eight (8) years has passed since the filing date of such patent application.

2.                                      GRANT OF RIGHTS

2.1                               Patent License

Subject to the terms of this Agreement, AnorMED hereby grants to Callisto an exclusive, royalty-bearing, sublicensable license under the Patent Rights to develop, make, have made, manufacture, have manufactured, use, have used, sell, offer to sell, import and export Final Product in the Territory for the Licensed Field, including the right to manufacture or have manufactured Licensed Compound for such Final Product.  Callisto shall not use the Patent Rights for any purpose other than that described in the preceding sentence.

2.2                               Sublicensing by Callisto

(a)                                        Callisto may sublicense its rights granted pursuant to Section 2.1.  If Callisto sublicenses its rights pursuant to Section 2.1 to one or more third parties that are not an Affiliate of Callisto at the time of such sublicensing (a “Qualifying Sublicensee”), the royalties due to AnorMED from the Qualifying Sublicensee shall be the same as those set forth in this Agreement.  Notwithstanding the foregoing, Callisto remains fully responsible for ensuring that the royalty amounts owed to AnorMED hereunder are paid to AnorMED.

(b)                                       Each sublicense shall be subject to and consistent with the terms of this Agreement. Callisto shall promptly inform AnorMED of the execution, scope, amendment of scope, and termination of each sublicense and the name and address of each sublicensee.  In the event that this Agreement is terminated, at the request of any Qualifying Sublicensee not in material default of its obligations under its sublicense, AnorMED shall enter into a direct license with such Qualifying Sublicensee on the same terms as the relevant sublicense.

3.                                      UPFRONT PAYMENT AND ROYALTIES

3.1                               Upfront Payment

In partial consideration of the rights granted herein, Callisto agrees to pay to AnorMED a total of * Dollars ($*) payable as follows: * Dollars ($*) to be paid within thirty (30) days after the date of this Agreement (the “First Payment”) and the remaining * ($*) to be paid within one hundred twenty (120) days after the date the First Payment is due

3.2                               Royalty

In partial consideration of the license granted herein and the use of AnorMED’s technical information and know-how in the development of Licensed Product, for any calendar year in which aggregate annual Net Sales of Final Products in the Territory exceed * Dollars ($*), Callisto shall pay to AnorMED a royalty equal to * percent (*%) of all Net Sales of Final Product(s) in the Territory in excess of * Dollars ($*) for all Final Products covered by a Valid Claim included in the Patent Rights in the Territory during the Royalty Term; provided, however, that, if a Final Product is not covered by a Valid Claim included in the Patent Rights or after a Final Product ceases to be covered by a Valid Claim included in the Patent Rights, Callisto shall pay to AnorMED a royalty equal to * percent (*%) of Net Sales of such Final Product in the Territory during the Royalty Term.

3.3                               Payment; Reports

Beginning after First Commercial Sale, royalties shall be paid to AnorMED within thirty (30) days after the end of each calendar quarter by wire transfer to an account designated by AnorMED.  With each payment, Callisto shall provide AnorMED with a written report of (a) Net Sales (in local foreign currency and United States dollars, with applicable exchange rates pursuant to Section 3.4 noted) and the number of units sold during each month of such calendar quarter for each Final Product by country and (b) a calculation of the royalties due thereon and aggregate royalties due.

3.4                               Currency Conversion

Royalties shall be calculated and paid in United States dollars.  For the purpose of computing the Net Sales made in a currency other than United States dollars, Callisto shall convert such currency from local currency to United States dollars on a monthly basis using the average of the relevant exchange rate published by The Wall Street Journal for the first five (5) days of the relevant month or, if previously approved in writing by Genzyme, such other method as is used by Callisto in the ordinary course.

3.5                               Books and Records

Callisto shall keep, or cause to be kept, accurate books and records in sufficient detail to verify the calculation of royalties and the reports given hereunder and shall retain such books and records at its principal place of business for at least five (5) years after the end of the fiscal year to which they pertain.  AnorMED shall have the right, at its expense and not more frequently than once per calendar year, to have its accountants and/or auditors examine, during normal business hours, the books and records of Callisto, its Affiliates and its sublicensees relating to the calculation of royalties and reports given hereunder for any period during which Callisto is to keep the books and records.  If such examination discovers an error in excess of five percent (5%) for the period under review, Callisto shall reimburse AnorMED for its reasonable costs of examination.

4.                                      WITHHOLDING

If applicable law requires the withholding of taxes on amounts paid to AnorMED hereunder, Callisto will have the right to withhold such taxes; provided that Callisto shall pay the amount withheld to the proper taxing authority on behalf of AnorMED and shall promptly secure and send to AnorMED proof evidencing the payment of such taxes.  Callisto agrees to assist AnorMED in claiming exemption under any applicable income tax treaty from any such withholding.

5.                                      DILIGENCE

5.1                               Responsibilities

Callisto shall be responsible, at its sole expense, for all development and commercialization activities related to Licensed Compound and Final Product, including, but not limited to, preclinical development, clinical trials, regulatory strategy, and applications for regulatory approval, manufacturing, marketing and sales.

5.2                               Efforts

Callisto shall use commercially reasonable and diligent efforts to develop, register, manufacture, promote, market, distribute and sell Final Product for the Licensed Field within the Territory.

5.3                               Reports

In order to inform AnorMED of the progress of the Atiprimod (a/k/a Azaspiranes) project, Callisto shall submit to AnorMED, during the term of this Agreement, a brief written report within three (3) months after the end of each calendar year which covers the results achieved, the problems encountered and other pertinent information relating to the development and manufacturing of Final Product.  In addition, Callisto shall report all material events relating to Licensed Product promptly following their occurrence.

6.                                      CONFIDENTIALITY; PRESS RELEASES

6.1                               Confidential Information

Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of five (5) years thereafter, each party shall keep confidential and not disclose or use (except as contemplated by this Agreement) any proprietary or confidential information received from the other party, including any exchanged under the Original Agreement.  This restriction shall not apply to any information to the extent it (a) is already known to the recipient at the time of disclosure (as may be verified by the recipient’s contemporaneous written records), (b) is or becomes public knowledge through no fault of the recipient, (c) is received without an obligation of confidentiality from a third party having the lawful right to disclose same, or (d) was independently developed or discovered by the recipient without the use of the information disclosed by the disclosing party (as may be verified by the recipient’s contemporaneous written records.

6.2                               Authorized Disclosure

Each party may disclose information received from the other party (a) to third parties under terms and conditions reasonably similar to those set forth in this Article 6, for consulting, manufacturing, development, sublicensing, external testing and marketing trials with respect to Licensed Compound or Final Product or an investment in a party’s capital stock and (b) to the extent such disclosure is reasonably necessary, in connection with submissions to regulatory authorities for purposes of this Agreement, filing or prosecuting patent applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials of Licensed Compound or Final Product; provided, however, that in the event of any proposed disclosure described in clause (b), the disclosing party will use its reasonable efforts to secure confidential treatment of the information to be disclosed.

7.                                      ANORMED PATENTS

7.1                               Prosecution

Callisto shall be fully responsible for diligently prosecuting and taking reasonable steps required for maintaining in full force and effect and defending the Patent Rights in the Licensed Field and Territory.  Maintaining the Patent Rights includes, for example, directing outside counsel concerning responses to official actions and other acts of patent prosecution, directing the payment of annuity fees, maintenance fees, and the like.  Defending the Patent Rights includes, for example, interference, opposition, and reexamination proceedings pertaining to patent applications or patents. All costs incurred up to the date of this Agreement and all costs after the date of this Agreement, including, but not limited to, outside counsel fees and expenses, foreign agent fees and expenses, translation, filing, maintenance and annuity fees as so forth and all costs in connection therewith, shall be the responsibility of Callisto.  To the extent AnorMED is directly billed for and pays any of the foregoing costs, Callisto shall reimburse AnorMED for such costs within thirty (30) days of receipt of an invoice (including the original invoice) and proof of payment from AnorMED.  If Callisto shall elect not to prosecute, maintain or defend any Patent Rights in any country in the Territory, AnorMED shall be entitled to do so at its expense and Callisto agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with the prosecution, maintenance or defense of any Patent Rights as AnorMED may reasonably request. With respect to filings in the FDA Orange Book (“Approved Drug Products with Therapeutic Equivalence Evaluations”) and foreign equivalents for issued patents for a Licensed Compound or Final Product, Callisto shall be solely responsible at its sole expense for fulfilling its obligations under applicable law to list any applicable Patent Rights in a timely manner and make all applicable filings regarding the Patent Rights required to be filed by it under applicable law

7.2                               Third-Party Infringement

Each party shall promptly notify the other party in writing of any alleged or threatened infringement of a patent included in the Patent Rights.  Callisto shall have the first right, but not the obligation, to take and control all legal action necessary, at its sole expense, to enforce the Patent Rights against any infringer in the Licensed Field and Territory that is or could be adversely impacting its rights hereunder.  If, after sixty (60) days’ notice from AnorMED to Callisto, Callisto has not brought a suit or action against such infringer, then AnorMED shall, in its sole discretion, have the right to take such legal action as it deems necessary or desirable, at its expense and Callisto agrees that, if AnorMED takes the foregoing action, Callisto without charge, will render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as AnorMED may reasonably request.  After reimbursing the parties for their out-of-pocket costs from any recovery, including, but not limited to, reasonable attorneys’ fees, the balance of any recovery related to such infringement shall be split as follows: fifty percent (50%) to Callisto and fifty percent (50%) to AnorMED.

7.3                               Patent Markings

Callisto shall cause all Final Product to be marked with applicable Patent Rights in accordance with applicable patent laws.

8.                                      TRADEMARKS AND CORPORATE NAME

All trademarks (except the “AnorMED” and “Genzyme” mark) to be utilized by Callisto and/or its Affiliates with Final Product under this Agreement shall be owned by Callisto and/or its Affiliates.  Callisto will not use or reference AnorMED’s, Genzyme’s or their Affiliates’ corporate name without the prior written consent of AnorMED, which such consent may be withheld for any reason in AnorMED’s sole discretion, unless required by law in which case the scope and content of such use or reference will be mutually agreed to by the parties

9.                                      WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

9.1                               Representations and Warranties of the Parties

Each party represents and warrants to the other party that (a) it has full right, power, and authority to enter into this Agreement and to carry out the provisions hereof and (b) it has all necessary corporate approvals for its execution, delivery and performance of this Agreement.

9.2                               Disclaimer

EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 9.1, ANORMED MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PATENT RIGHTS AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES.

9.3                               Limitation of Liability

(a)                                        AnorMED shall have no liability whatsoever to Callisto or any other person or third party under either this Agreement or the Original Agreement for or on account of any injury, loss, damage, of any kind or nature, sustained by, or damage assessed or asserted against, or any other liability incurred by or imposed upon Callisto or any other person or third party, arising out of or in connection with or resulting from (i) Callisto’s development, manufacturing or commercialization activities (ii) the development, testing, production, manufacture, administration, use or sale of any Licensed Compound or Final Product, or the practice of the Patent Rights, or (iii) any advertising or other promotional activities with respect to any of the foregoing.

(b)                                       In no event shall AnorMED be liable for any incidental, special, indirect or consequential damages resulting from any reason whatsoever.  This exclusion applies to all legal theories under which damages may be sought.

10.                               INDEMNIFICATION

Callisto shall indemnify and defend and hold AnorMED, its officers, directors, employees, agents, consultants and contractors and their respective successors, heirs and assigns (the “Indemnified Parties”) harmless from and against any third party claim, action, liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) (“Loss”) arising from or related to (a) Callisto’s activities, actions, or inactions under the Original Agreement or the Agreement, (b) Callisto’s practice of the Patent Rights, (c) the development, testing, production, manufacture, supply, promotion, import, sale or use of any Licensed Product or Final Product (or any component thereof) by Callisto or any Affiliate or sublicense under the Original Agreement or this Agreement including, but not limited to, any personal injury or product liability matters, or (d) any material breach of this Agreement by Callisto, or (e) the gross negligence or willful misconduct on the part of Callisto or any Affiliate or Sublicensee under the Original Agreement or this Agreement.  AnorMED shall promptly notify Callisto of any such claim or action, allow Callisto to control the defense of such claim or action and render all reasonable assistance to Callisto in connection with defending such claim or action.  Callisto shall secure and maintain insurance commensurate with its obligations under this Article 10 and consistent with the reasonable standards of the industry with respect to Final Product.  Callisto shall provide AnorMED with evidence of such insurance coverage within ten (10) business days after the date of this Agreement.

11.                               TERM AND TERMINATION

11.1                        Expiration

Unless terminated earlier pursuant to Section 11.2, 11.3, or 11.4, this Agreement shall expire upon the expiration of the Royalty Term.  Upon expiration (but not earlier termination) of this Agreement, Callisto’s license pursuant to Section 2.1 shall become fully paid-up, royalty-free and nonexclusive and shall survive.

11.2                        Termination for Convenience

Callisto may terminate this Agreement for any reason or no reason on sixty (60) days written notice to AnorMED.

11.3                        Insolvency

If either party shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against such party, or if a receiver or trustee of such party’s property shall be appointed, the other party shall have the right to terminate this Agreement at any time by written notice to the insolvent party.

11.4                        Breach

Each party shall have the right to terminate this Agreement after appropriate written notice to the other party in the event the other party is in material breach of this Agreement (including failure to timely pay any amounts due hereunder), unless the other party cures such breach within ninety (90) days (or thirty (30) days in the case of failure to pay any amount due) after receipt of notice from the other party; provided, however, that any such termination shall not release either party from any obligations accrued prior thereto.

11.5                        Inventory of Final Product

Callisto shall have a period of six (6) months following expiration or termination of this Agreement to sell any Final Product held in inventory remaining at the date of termination, subject to the payment of royalties in accordance with Article 3.

11.6                        Survival

The rights and obligations of Articles 1, 3, 6, 9, 10 and 12 and Sections 11.1 (second sentence only), 11.5, 11.6 and any accrued obligations shall survive termination or expiration of this Agreement.  All other rights and obligations shall not survive termination or expiration.

12.                               MISCELLANEOUS

12.1                        Assignment

Neither this Agreement nor any right or obligation arising hereunder may be assigned or delegated in whole or in part by either party without the prior written consent of the other party, except to an Affiliate, successor or a purchaser of all or substantially all the assets of the party related to this Agreement or to the other party in a merger, stock purchase or other similar transaction.  Any assignment or delegation that is not exempted and that is attempted without such consent shall be of no force or effect.  This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

12.2                        Entire Agreement; Modification

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior understandings, obligations, promises and agreements, including under the Original Agreement (except as specifically set forth herein). Consistent with the foregoing sentence, notwithstanding anything in the Original License to the contrary, the Parties hereby acknowledge and agree that the Original License is hereby terminated as of the date hereof and is of no further force or effect and that all provisions of the Original License, including those that expressly or implicitly survive termination, are hereby superseded by this Agreement effective as of the date hereof.  No modification or amendment hereof shall be valid or binding on the parties unless made in writing and duly executed by the parties.

12.3                        Notices and Communications

Any notice or any other communication required or permitted to be given to a party pursuant hereto shall be sufficiently given if delivered personally or by facsimile or express courier service (expenses prepaid) to the address set forth below:

AnorMED:                                     AnorMED Corporation

c/o Genzyme Corporation

500 Kendall Street, Cambridge, MA 02142

Attn:  General Counsel

Callisto:                                                     Callisto Pharmaceuticals, Inc.

420 Lexington Avenue, Suite # 1609

New York, NY 10170

Attn:  CEO

or to such other address as the party shall designate by written notice given to the other party.  All notices, information, reports and other communications in connection with this Agreement shall be in English.

12.4                        Severability

If any provision of this Agreement shall be held to any extent invalid or unenforceable, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

12.5                        Waivers

No waivers of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

12.6        Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.7        Review of Agreement

This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

12.8        Payments

All payments due under this Agreement shall be paid in United States dollars and made by wire transfer.  Any payments that are overdue shall be charged interest at the rate of one percent (1%) per month.

12.9        Compliance With Law; Export Regulations

In the performance of this Agreement, each party shall comply with all laws, regulations, rules, orders, and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction.  This Agreement is subject to restrictions concerning the export of information and materials that may be imposed by a government.  Accordingly, Callisto agrees that it will not export, directly or indirectly, any information or materials acquired under this Agreement or any products utilizing any such information or materials to any country for which a government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency of the government when required by an applicable statute or regulation.

12.10      Independent Contractors

The parties are and shall be independent contractors.  The relationship between the parties created by this Agreement shall not constitute a partnership, joint venture or agency.  Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party.

12.11      Nonsolicitation

During the first three (3) years after the date of this Agreement, Callisto shall not solicit or seek to induce any employee of or consultant to AnorMED to terminate his or her relationship with AnorMED and to seek employment or an independent consulting relationship with Callisto or any of its Affiliates or sublicensees.

12.12      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, United States (regardless of its or any other state’s choice of law provisions).

12.13      Jurisdiction and Venue

 To the fullest extent permitted by Applicable Law, any action or proceeding relating in any way to this Agreement may only be brought and enforced in the state or federal courts located in the City of Boston, State of Massachusetts, United States, to the extent subject matter jurisdiction exists therefore, and the Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.  The Parties irrevocably waive, to the fullest extent permitted by Applicable Law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such courts or any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.  Any judgment may be entered in any court having jurisdiction thereof.

12.14      Force Majeure

Either party shall be excused from performance under this Agreement to the extent such performance is prevented because of government action or inaction, war, act of terrorism, fire explosion, flood, strike, peril of the sea, lockout, embargo, act of God, or any other cause beyond the control and without the fault or negligence of the party claiming the force majeure event; provided that the party claiming the force majeure event has exerted all reasonable efforts to avoid or remedy such force majeure event.  The excuse for performance shall continue as long as the force majeure event continues.  Upon the cessation of the force majeure event, the party claiming the force majeure shall promptly resume performance under this Agreement.

*         *         *         *         *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ANORMED INC.

By:	/s/ Michael S. Wyzga
Name:	Michael S. Wzyga
Its:	EVP & CFO

CALLISTO PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Name:	Gary S. Jacob
Its:	CEO